As filed with the Securities and Exchange Commission on November 14, 1997
                                                     Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              EQUUS II INCORPORATED
             (Exact name of registrant as specified in its charter)

         DELAWARE                                             76-0345915
  (State or other jurisdiction                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)

                         2929 ALLEN PARKWAY, SUITE 2500
                              HOUSTON, TEXAS 77019
                    (Address of principal executive offices)

                            1997 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                                  NOLAN LEHMANN
                              EQUUS II INCORPORATED
                         2929 ALLEN PARKWAY, SUITE 2500
                              HOUSTON, TEXAS 77019
                                 (713) 529-0900
            (Name, address and telephone number of agent for service)

                                   Copies to:

                                  JOHN T. UNGER
                    SNELL & SMITH, A PROFESSIONAL CORPORATION
                           1000 LOUISIANA, SUITE 1200
                              HOUSTON, TEXAS 77002
                              --------------------
                         CALCULATION OF REGISTRATION FEE
================================================================================
                                     PROPOSED         PROPOSED
    TITLE OF                          MAXIMUM         MAXIMUM
   SECURITIES         AMOUNT         OFFERING        AGGREGATE        AMOUNT OF
     TO BE            TO BE            PRICE          OFFERING      REGISTRATION
   REGISTERED     REGISTERED(1)    PER SHARE(2)       PRICE(2)           FEE
--------------------------------------------------------------------------------
 COMMON STOCK,
$.001 PAR VALUE   952,131 SHARES      $24.125       $22,970,160      $6,960.65
================ ================ =============== ================ =============

(1) PLUS AN INDETERMINATE NUMBER OF SHARES THAT MAY BE ISSUED TO PREVENT DILUTION RESULTING FROM STOCK SPLITS, STOCK DIVIDENDS, AND SIMILAR TRANSACTIONS.
(2) CALCULATED IN ACCORDANCE WITH RULE 457(c) ON THE BASIS OF THE CLOSING PRICE FOR COMMON STOCK ON THE AMERICAN STOCK EXCHANGE ON NOVEMBER 10, 1997.

                              EQUUS II INCORPORATED

                              CROSS REFERENCE SHEET

ITEM
NO.            ITEM CAPTION                  LOCATION IN PROSPECTUS

REOFFER PROSPECTUS

S-3
1        Forepart of the Registration        Forepart of the Registration
         Statement and Outside Front         Statement and Outside Front Cover Page
         Cover Page of Prospectus            of Reoffer Prospectus

2        Inside Front and Outside Back       Inside Front and Outside Back
         Pages of Prospectus                 of Reoffer Prospectus

3        Summary Information, Risk Factors   Prospectus Summary; Selected Financial
         and Ratio of Earnings to Fixed      Data; Risk Factors and Special
         Charges                             Considerations

4        Use of Proceeds                     Use of Proceeds

5        Determination of Offering Price     Plan of Distribution

6        Dilution                            Not Applicable

7        Selling Security Holders            Selling Shareholders

8        Plan of Distribution                Plan of Distribution

9        Description of Securities to be     Description of Capital Stock
         Registered

10       Interest of Names Experts           Legal Matters; Experts
         and Counsel

11       Material Changes                    Not Applicable

12       Incorporation of Certain            Incorporation of Certain Information
         Documents by Reference              by Reference

13       Disclosure of Commission Position   Description of Securities - Indemnification
         on Indemnification for Securities   of Officers and Directors
         Act Liabilities

REOFFER PROSPECTUS

                               952,131 Shares

                            EQUUS II INCORPORATED

                                Common Stock
                               $.001 par value

    This Prospectus relates to reoffers and resales of up to 952,131 shares of the Common Stock, $.001 par value ("Common Stock"), of Equus II Incorporated, a Delaware corporation (the "Company") acquired or that may be acquired by certain officers and directors of the Company upon the exercise of stock options granted or that may be granted to such persons pursuant to the Company's 1997 Stock Incentive Plan. See "Selling Shareholders."

    Resales of the shares may be made on the American Stock Exchange (the "Amex"), in the over-the-counter market, or in private transactions, at market prices prevailing at the time of sale or at negotiated prices. The Shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. Shares of Common Stock may be sold in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the selling shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions to be computed in appropriate cases in accordance with the applicable rules of the Amex, which commissions may be at negotiated rates where permissible under such rules. The selling officers and directors may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and the excess of the price at which their shares are sold over the price at which they were acquired may be deemed to be underwriting discounts or commissions. See "Plan of Distribution."

    There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of any shares. The Company will not receive any of the proceeds from the sale of these shares, but has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisers to the selling shareholders) in connection with the registration of the shares.

    The Company is a closed-end management investment company that has elected to be a business development company. The Company's primary investment objective is to achieve capital appreciation by making investments in equity and equity-oriented securities issued by privately-owned companies in transactions negotiated directly with such companies. The Company seeks to invest primarily in companies that intend to acquire other businesses including through leveraged buyouts.

    The Common Stock is listed on the Amex under the symbol "EQS." On November 10, 1997, the closing price of the Common Stock on the Amex was $24.125.

    This Prospectus sets forth concisely certain information about the Company that investors should know before investing and it should be read and retained for further reference.

    SEE "RISK FACTORS AND SPECIAL CONSIDERATIONS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 13, 1997.

                                TABLE OF CONTENTS

SECTION                                                                   PAGE

Available Information .....................................................  2
Incorporation of Certain Information by Reference .........................  3
Prospectus Summary ........................................................  4
Selected Financial Data....................................................  6
Risk Factors and Special Considerations....................................  7
Use of Proceeds ........................................................... 12
Description of Capital Stock .............................................. 12
Selling Shareholders ...................................................... 14
Plan of Distribution ...................................................... 14
Legal Matters ............................................................. 16
Experts ................................................................... 16


                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission in Chicago, Illinois at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661-2511 and in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

    The Company's Common Stock is listed on the Amex where reports, proxy statements, and other information concerning the Company may also be inspected at the Amex at 86 Trinity Place, New York, New York 10006-1881.

    This Prospectus constitutes part of a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document as filed. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the offices of the Commission, and copies of such materials may be obtained therefrom at prescribed rates.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission under the 1934 Act are incorporated by reference in this Prospectus:

        (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997;

        (3) The Company's Proxy Statement for its 1997 Annual Meeting of Shareholders dated April 25, 1997; and

        (4) The Company's Proxy Statement for a Special Meeting of Shareholders dated February 24, 1997, as supplemented on March 20, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act subsequent to the date of filing of the Company's Annual Report on Form 10-K referred to above and prior to the termination of the offering of the Shares described herein shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any and all information incorporated by reference in this Prospectus. Requests for such copies should be directed to Nolan Lehmann, President, Equus II Incorporated, (i) if by telephone to (713) 529-0900 and (ii) if by mail to 2929 Allen Parkway, Suite 2500, Houston, Texas 77019.

                              PROSPECTUS SUMMARY

    THE INFORMATION IN THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

Securities Offered by Selling             This Prospectus relates to the
  Shareholders                            re-offer and resale of 952,131 shares
                                          of Common Stock acquired or that may
                                          be acquired by certain officers and
                                          directors of the Company pursuant to
                                          the Company's 1997 Stock Incentive
                                          Plan. See "Selling Shareholders."


Amex Symbol                               EQS

The Company                               The Company is a closed-end management
                                          investment company that has elected to
                                          be a business development company,
                                          incorporated in the State of Delaware
                                          as a corporation in 1991. Its
                                          investment advisor is Equus Capital
                                          Management Corporation, a Delaware
                                          corporation (the "Management
                                          Company"). The Company's outstanding
                                          Common Stock is listed and traded on
                                          the Amex under the symbol "EQS." As of
                                          September 30, 1997, the net assets of
                                          the Company were approximately $155
                                          million.

Investment Objective                      The Company's primary investment
                                          objective is to achieve capital
                                          appreciation by making investments in
                                          equity and equity-oriented securities
                                          issued by privately-owned companies in
                                          transactions negotiated directly with
                                          such companies. The Company seeks to
                                          invest primarily in medium-sized
                                          companies that intend to acquire other
                                          businesses including through leveraged
                                          buyouts.

Investment Considerations                 Private equity and leveraged buyout
                                          investments involve a high degree of
                                          business and financial risk and can
                                          result in substantial losses. See
                                          "Risk Factors and Special
                                          Considerations."

                                    FEE TABLE

The following table sets forth certain fees and expenses of the Company.

SHAREHOLDER TRANSACTION EXPENSES:

      Sales Load (as a percentage of offering price)..    0%

ANNUAL EXPENSES (AS A PERCENTAGE OF NET ASSETS):

      Management Fees ................................ 2.00%
      Interest Payments on Borrowed Funds............. 0.50%
      Other Expenses.................................. 0.90%

      Total Annual Expenses........................... 3.40%

      EXAMPLE                             1 YEAR   3 YEARS    5 YEARS   10 YEARS
      -------                             ------   -------    -------   --------

You would pay the following expenses
on a $1,000 investment assuming
a 5% annual return                        $34.00   $103.64    $175.53    $365.55
-------------

The purpose of the foregoing table and example is to assist the investor in understanding the various costs and expenses that an investor in the Company bears, directly or indirectly, but should not be considered a representation of past or future expenses or rate of return. The actual expenses of the Company may be greater or less than those shown. The figures provided under Other Expenses are based upon estimated amounts for the current fiscal year. Investors who purchase shares through a broker may be charged a commission by such broker.

                             SELECTED FINANCIAL DATA

      Following is a summary of selected financial data and per share data of the Company and its predecessors for the five years ended December 31, 1996. Information for the year ended December 31, 1992, has been restated to reflect the merger of Equus Investments Incorporated with and into the Company.

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------------
                                             1996         1995         1994         1993         1992
                                          ---------    ---------    ---------    ---------    ---------
                                                                   (In thousands)
Total investment income ...............   $   2,590    $   3,075    $   1,921    $   1,552    $   1,796
Net investment income(loss)  ..........   $  (8,267)   $    (668)   $     518    $  (2,813)   $  (1,403)
Realized gain (loss) on sale
  of portfolio securities, net ........   $   4,037    $   7,669    $    (350)   $  (2,458)   $  10,744
Increase (decrease) in
  unrealized appreciation
  of portfolio securities, net ........   $  33,696    $  (1,281)   $  (2,563)   $  11,178    $  (6,034)
Total increase (decrease) in
  net assets from operations ..........   $  29,467    $   5,720    $  (2,395)   $   5,907    $   3,307
Dividends .............................   $   3,180    $   5,815    $     763    $   2,049    $   3,228
Total assets at end of year ...........   $ 181,166    $ 132,450    $ 109,941    $ 114,411    $ 105,614
Net assets at end of year .............   $ 103,223    $  61,853    $  60,880    $  64,679    $  59,436
Net cash used
  by operating activities .............   $  (2,494)   $    (403)   $    (186)   $  (1,962)   $    (325)
Shares outstanding at end of year .....       4,301        3,139        3,053        3,099        3,013
Average shares outstanding during year        3,819        2,968        3,084        3,013        2,880

PER SHARE DATA:

                                                          DECEMBER 31,
                                       ----------------------------------------------------
                                         1996       1995       1994       1993       1992
                                       --------   --------   --------   --------   --------

Net investment income (loss) ........  $ (2.16)   $  (0.22)  $   0.17   $  (0.93)  $  (0.49)
Realized gain (loss) on sale
   of portfolio securities, net .....  $   1.06   $   2.58   $  (0.12)  $  (0.82)  $   3.73
Increase (decrease) in
  unrealized appreciation of
  portfolio securities, net .........  $   8.82   $  (0.43)  $  (0.83)  $   3.71   $  (2.10)
Dividends ...........................  $   0.76   $   2.00   $   0.25   $   0.68   $   1.12
Net asset value (including
  unrealized appreciation),
  end of year .......................  $  24.00   $  19.71   $  19.94   $  20.87   $  19.72

                     RISK FACTORS AND SPECIAL CONSIDERATIONS

   INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS AND SPECIAL CONSIDERATIONS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY.

Long-Term Objective

   The Company is intended for investors seeking long-term capital growth. The Company is not meant to provide a vehicle for those who wish to play short-term swings in the stock market. The portfolio securities acquired by the Company generally require four to seven years to reach maturity and generally are illiquid. An investment in shares of the Company should not be considered a complete investment program. Each prospective purchaser should take into account his investment objectives as well as his other investments when considering the purchase of shares of the Company.

Non-Diversified Status

   The Company is classified as a "non-diversified" investment company under the Act, which means the Company is not limited by the Act in the proportion of its assets that may be invested in the securities of a single issuer. However, the Company has in the past conducted and intends to continue to conduct its operations so as to qualify as a "regulated investment company" for purposes of the Code, which will relieve the Company of any liability for federal income tax to the extent its earnings are distributed to stockholders. To so qualify, among other requirements, the Company will limit its investments so that, at the close of each quarter of the taxable year, (i) not more than 25% of the market value of the Company's total assets will be invested in the securities of a single issuer, and (ii) with respect to 50% of the market value of its total assets, not more than 5% of the market value of its total assets will be invested in the securities of a single issuer and the Company will not own more than 10% of the outstanding voting securities of a single issuer. The Company's investments in cash, cash equivalents, and U.S. Government Securities are not subject to these limitations. To the extent the Company takes large positions in the securities of a small number of issuers, the Company's net asset value and the market price of its Common Stock may fluctuate as a result of changes in the financial condition or in the market's assessment of such issuers to a greater extent than that of a diversified investment company.

Number of Investments; Industry Concentration

   The Company is limited in the amount of its assets it may invest in any one portfolio company. Generally, the Company does not intend to initially invest more than 15% of the value of its assets in a single portfolio company. However, follow-on investments may result in greater than 15% of the Company's assets being invested in a single portfolio company. While these restrictions limit the exposure of the capital of the Company in any single investment, the Company's capital will be invested in a limited number of portfolio companies and financial difficulty on the part of any single portfolio company will expose it to a greater risk of loss than would be the case if it were a "diversified" company holding numerous investments. The Company currently has investments in 27 portfolio companies, of which four exceed 10% of the value of its net assets.

   The Company intends to spread its investments among several industries. Although Management does not intend to invest more than 25% of the Company's assets in portfolio companies in a particular industry or to otherwise concentrate in any one or a few industries, if the most attractive investments available to Management and the Company are concentrated in a small number of industries, the Company's portfolio may become concentrated in those industries. In such event, the Company would be exposed to the risk of adverse developments in or affecting any single industry to a greater extent than if its investments were dispersed over a greater variety of industries.

Leveraged Portfolio Investments

   While leveraged buyout investments and investments in highly leveraged companies offer the opportunity for significant capital gains and current income, such investments involve a high degree of business and financial risk and can result in substantial losses. The Company's portfolio companies incur substantial indebtedness in connection with leveraged buyout or other highly leveraged transactions. Such indebtedness generally represents from 66% to 90% of the capitalization of a portfolio company. In the event a portfolio company cannot generate adequate cash flow to meet the principal and interest payments on such indebtedness, the Company's equity investment could be reduced or eliminated through foreclosure on the portfolio company's assets or the portfolio company's reorganization or bankruptcy.

   A substantial portion of the indebtedness incurred by portfolio companies may bear interest at rates that will fluctuate in accordance with a stated interest rate index or the prime lending rate. The cash flow of a portfolio company may not be sufficient to meet increases in interest payments on its indebtedness. Accordingly, the profitability of the Company's portfolio companies, as well as appreciation of the in vestments in such companies, will depend in a significant part upon prevailing interest rates.

Lack of Liquidity of Portfolio Investments

   The portfolio investments of the Company consist principally of securities that are subject to restrictions on sale because they were acquired from the issuer in "private placement" transactions or because the Company is deemed to be an affiliate of the issuer. Generally, the Company will not be able to sell these securities publicly without the expense and time required to register the securities under the Securities Act, and applicable state securities law or unless an exemption from such registration requirements is available. The securities acquired by the Company generally will not qualify for sale under Rule 144 under the Securities Act, which permits limited sales under specified conditions. When restricted securities are sold to the public, the Company may be deemed an "underwriter" or possibly a controlling person with respect thereto for the purpose of the Securities Act and may be subject to liability as such under the Securities Act.

   In addition, contractual or practical limitations may restrict the Company's ability to liquidate its securities in portfolio companies since in most cases the securities of such companies will be privately held and the Company may own a relatively large percentage of the issuer's outstanding securities. Sales may also be limited by securities market conditions, which may be unfavorable for sales of securities of particular issuers or issuers in particular industries. Furthermore, since many or all of the Company's investments will be unrated, certain potential buyers who are restricted to making investments in rated securities may not be available to purchase any such investment. The above limitations on liquidity of the Company's securities could preclude or delay any disposition of such securities or reduce the amount of proceeds that might otherwise be realized.

Need for Follow-on Investments

   After its initial investment in a portfolio company, the Company may be called upon from time to time to provide additional funds to such company or have the opportunity to increase its investment in a successful situation, e.g., the exercise of a warrant to purchase common stock. There is no assurance that the Company will make, or have sufficient funds to make, follow-on investments. Any decision by the Company not to make a follow-on investment or any inability on its part to make such an investment may have a negative impact on a portfolio company in need of such an investment or may result in a missed opportunity for the Company to increase its participation in a successful operation and may dilute the Company's equity interest in or reduce the expected yield on its investment.

Competition for Investments

   The Company encounters competition from other persons or entities with similar investment objectives. These competitors include leveraged buyout partnerships, other business development companies, investment partnerships and corporations, small business investment companies, large industrial and finan cial companies investing directly or through affiliates, foreign investors of various types and individuals, and may include Management or their affiliates. Some of these competitors may have greater financial resources and more personnel than the Company and/or the Investment Adviser and may be subject to different and frequently less stringent regulation.

Borrowing

   The Company may borrow funds to make new or follow-on investments, to maintain its pass-through tax status as a regulated investment company under Subchapter M of the Code or to pay contingencies and expenses. The Company is permitted under the 1940 Act to borrow funds if, immediately after the borrowing, it will have an asset coverage (as defined in the 1940 Act) of at least 200%. That is, the Company may borrow funds in an amount up to 50% of the value of its assets (including investments made with borrowed funds). The amount and nature of any borrowings by the Company will depend upon a number of factors over which neither the Board of Directors nor the Investment Adviser has control, including general economic conditions, conditions in the financial markets and the impact of the financing on the tax treatment of the stockholders.

   The use of leverage, even on a short-term basis, could have the effect of magnifying increases or decreases in the Company's net asset value. While the "spread" between the current yield on the Company's investments and the cost of any loan would augment the stockholders' return from the Company, if the spread narrows (because of an increase in the cost of debt or insufficient income on the Company's investments), distributions to the stockholders would be adversely affected. If the spread were reversed, the Company might be unable to meet its obligations to its lenders, which might then seek to cause the Company to liqui date some or all of its investments. There can be no assurance that the Company would realize full value for its investments or recoup all of its capital if its portfolio investments were involuntarily liquidated.

   The costs of borrowing money may exceed the income from the portfolio securities purchased by the Company with the borrowed money. The Company will suffer a decline in net asset value if the investment performance of the additional securities purchased with borrowed money fails to cover their cost to the Company (including any interest paid on the money borrowed). A decline in net asset value could affect the ability of the Company to make distributions on the Common Stock. Failure by the Company to distribute a sufficient portion of its net investment income and net realized capital gains could result in a loss of pass-through tax status or subject the Company to a 4% excise tax. If the asset coverage for debt securities issued by the Company declines to less than 200 percent (as a result of market fluctuations or otherwise), the Company may be required to sell a portion of its investments when it may be disadvantageous to do so.

   Because of the nature and size of its portfolio investments, the Company borrows money from time to time to make qualifying investments to maintain its tax status under the Code. There can be no assurance that debt financing will be available on terms that the Board of Directors considers to be acceptable and in the best interests of the Company. If borrowing is unavailable, the Company may be required to make an untimely disposition of an investment or lose its pass-through tax status.

Loss of Conduit Tax Treatment

   The Company may cease to qualify for conduit tax treatment if it is unable to comply with the diversification requirements contained in Subchapter M of the Code. Subchapter M requires that at the end of each quarter (i) at least 50% of the value of the Company's assets must consist of cash, government securities and other securities of any one issuer that do not represent more than 5% of the value of the Company's total assets and 10% of the outstanding voting securities of such issuer, and (ii) no more than 25% of the value of the Company's assets may be invested in the securities of any one issuer (other than United States government securities), or of two or more issuers that are controlled by the Company and are engaged in the same or similar or related trades or businesses. The Company will borrow funds if necessary to make qualifying investments to satisfy the foregoing diversification requirements. If the Company fails to satisfy such diversification requirements and ceases to qualify for conduit tax treatment, the Company will be subject to income tax on its income and gains and stockholders will be subject to income tax on distributions.

   The Company may also cease to qualify for conduit tax treatment, or be subject to a 4% excise tax, if it fails to distribute a sufficient portion of its net investment income and net realized capital gains. Under the 1940 Act, the Company will not be permitted to make distributions to stockholders unless it meets certain asset coverage requirements.

Market Value and Net Asset Value

   The shares of Common Stock are listed on the Amex. Shares of closed-end investment companies frequently trade at a discount from net asset value. This characteristic of shares of a closed-end fund is a risk separate and distinct from the risk that the Company's net asset value will decrease. The risk of purchasing shares of a closed-end fund that might trade at a discount is more pronounced for investors who wish to sell their shares in a relatively short period of time because for those investors, realization of a gain or loss on their investments is likely to be more dependent upon the existence of a premium or discount than upon portfolio performance. Since the commencement of the Company's operations, the Company's shares have generally traded in the market at a discount to net asset value. The Company's shares are not subject to redemption. Investors desiring liquidity may, subject to applicable securities laws, trade their shares in the Company on any exchange where such shares are then trading at current market value, which may differ from the then current net asset value.

   The Company may attempt from time to time to reduce or eliminate a market value discount from the net asset value of its shares by repurchasing shares on the open market when it can do so at prices below the then current net asset value or by making a tender offer at net asset value. The Company may incur debt to finance these transactions. During 1994 and 1995, the Company purchased 191,700 shares of Common Stock on the open market. There can be no assurance that the prospect of repurchases of shares through open market purchases or tender offers will cause the Company's shares to trade at a price equal to their net asset value.

Valuation of Investments

   Portfolio investments are carried at fair value with the net change in unrealized appreciation or depreciation included in the determination of net assets. Investments in companies whose securities are publicly traded are valued at their quoted market price, less a discount to reflect the estimated effects of restrictions on the sale of such securities, if applicable. Cost is used to approximate fair value of other investments until significant developments affecting an investment provide a basis for use of an appraisal valuation. Thereafter, portfolio investments are carried at appraised values as determined quarterly by the Management Company, subject to the approval of the Board of Directors. Because of the inherent uncertainty of the valuation of portfolio securities which do not have readily ascertainable market values, the Management Company's estimate of fair value may significantly differ from the fair value that would have been used had a ready market existed for the securities.

Repurchase Agreements

   For cash management purposes, the Company may engage in repurchase agreement transactions involving money market instruments with banks, registered broker-dealers and government securities dealers approved by the Company's Board of Directors. The Company will not enter into repurchase agreements with the Investment Adviser or any of its affiliates. Under the terms of a typical repurchase agreement, the Company would acquire any underlying debt obligation for a relatively short period (usually not more than one week) subject to an obligation of the seller to repurchase, and the Company to resell, the obligation at an agreed price and time, thereby determining the yield during the Company's holding period. Thus, repurchase agreements may be seen to be loans by the Company collateralized by the underlying debt obligation. This arrangement results in a fixed rate of return that is not subject to market fluctuations during the Company's holding period. The value of the underlying securities will be at least equal at all times to the total amount of the repurchase obligation, including interest. The Company bears a risk of loss in the event that the other party to a repurchase agreement defaults on its obligations and the Company is delayed in or prevented from exercising its rights to dispose of the collateral securities, including the risk of a possible decline in the value of the underlying securities during the period in which the Company seeks to assert these rights. The Investment Adviser, acting under the supervision of the Company's Board of Directors, reviews the creditworthiness of those banks and dealers with which the Company enters into repurchase agreements to evaluate these risks and monitors on an ongoing basis the value of the securities subject to repurchase agreements to ensure that the value is maintained at the required level.

Possible Volatility of Stock Price

   The market price of the Company's Common Stock could be subject to significant fluctuations in response to variations in the net asset value of the Company, its quarterly operating results, and other factors. The market price of the Common Stock may be significantly affected by such factors as the announcement of new or follow-on investments in portfolio companies, the sale or proposed sale of a portfolio investment, the results of operations or fluctuations in the market prices or appraised value of one or more of the Company's portfolio companies, changes in earnings estimates by market analysts, speculation in the press or analyst community, and general market conditions or market conditions specific to particular industries. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock. In addition, the Company is subject to the risk of the securities markets in which the portfolio securities of the Company are traded. Securities markets are cyclical and the prices of the securities traded in such markets rise and fall at various times. These cyclical periods may extend over significant periods of time.

Regulation

   The Company has elected to be treated as a business development company under the 1940 Act. The 1940 Act imposes numerous restrictions on the activities of the Company, including restrictions on the nature of their investments, their use of borrowed funds for Company purposes and their issuance of securities, options, warrants or rights, and requires that a majority of the Directors be individuals who are not "interested persons" of the Company as defined under the 1940 Act. Such restrictions may prohibit the purchase of certain investments by the Company that would otherwise be suitable for investment by the Company or render such purchases inadvisable.

   Because there are no judicial and few administrative interpretations of the provisions of the 1940 Act pertaining to business development companies, there is no assurance that such provisions will be interpreted or administratively implemented in a manner consistent with the Company's investment objectives and intended manner of operation. In the event that the Board of Directors of the Company determines that the Company cannot economically pursue its investment objective under the 1940 Act, they may at some future date decide to withdraw the Company's election to be treated as a business development company and convert the Company into a management investment company or an operating company not subject to regulation under the 1940 Act, or cause the Company to liquidate. These changes may not be effected without the approval of a majority of the shares of the Company.

                                USE OF PROCEEDS

   This Prospectus relates to an aggregate of 952,131 shares of Common Stock that are being offered for the account of the certain officers and directors of the Company. All proceeds from the sale of such shares will go to the selling shareholders.

   The Company could receive up to approximately $16,271,000 upon exercise of the stock options underlying the shares of Common Stock that may be sold by the selling shareholders. The proceeds received by the Company will be used for general corporate purposes.

                         DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company is ten million (10,000,000) shares of common stock, par value of $.001 (the "Common Stock") and five million (5,000,000) shares of preferred stock, par value of $.001. All shares of Common Stock have equal rights as to earnings, assets, dividends and voting privileges and, when issued, will be fully paid and nonassessable. Shares of Common Stock have no preemptive, conversion or redemption rights and are freely transferable. In the event of liquidation, each share of Common Stock is entitled to its proportion of the Company's assets after debts and expenses. Stockholders are entitled to one vote per share of Common Stock and do not have cumulative voting rights, which means that holders of a majority of the shares of Common Stock, if they so choose, could elect all of the Directors, and holders of less than a majority of the shares would, in that case, be unable to elect any Director.

        The issued and outstanding shares of Common Stock are freely transferrable and are listed for trading on the Amex.

        Pursuant to the Restated Certificate of Incorporation of the Company, the following are the authorized classes of securities of the Company as of September 30, 1997:

                                               (3)                 (4)
                                          Amount Held by    Amount Outstanding
          (1)              (2)          Company or for its  Exclusive of Amount
     Title of Class  Amount Authorized       Account           Shown Under(3)
     --------------  -----------------  ------------------  -------------------
     Common Stock       10,000,000             0                4,760,655
     Preferred Stock     5,000,000             0                    0

ANTI-TAKEOVER PROVISIONS IN CERTIFICATE OF INCORPORATION

       The Company's Restated Certificate of Incorporation includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Company and could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Company.

       Reference should be made to the Restated Certificate of Incorporation on file with the Commission (as an exhibit to the Registration Statement of which this Prospectus is a part) for the full text of these provisions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation and the By-Laws of the Company provide that the Company, subject to the limitations of the Investment Company Act, will indemnify its directors, officers, employees, or agents against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company, to the fullest extent permitted by law, except that such indemnity shall not protect any such person against any liability to the Company or its stockholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, negligence, or breach of fiduciary duty in the performance of his duty to the Company. In addition, the Restated Certificate of Incorporation of the Company provides that the Company's Directors will not be liable to the Company and its stockholders for money damages, except in limited instances. However, nothing in the Restated Certificate of Incorporation or the By-Laws protects or indemnifies a director, officer, employee, or agent of the Company against any liability to which such person would otherwise be subject for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the director derived an improper personal benefit. In addition, indemnification is not permitted for any act or omission committed in bad faith and opposed to the best interests of the Company or, with respect to any criminal proceeding, if the person had reasonable cause to believe that the act or omission was unlawful.

    The Company has entered into Indemnification Agreements with each of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of the Company), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of the Company or serving at the request of the Company as a director, officer, employee, fiduciary or representative of another enterprise . Such Indemnification Agreements also provide that the Company, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund if it is ultimately determined that such Indemnitee was not entitled to indemnification.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

TRANSFER AND DISBURSING AGENT

       The Company has employed ChaseMellon Shareholder Services ("ChaseMellon") as its transfer agent to record transfers of the shares of Common Stock, maintain proxy records, and to process distributions. The principal business office of ChaseMellon is 2323 Bryan Street, Suite 2300, Dallas, Texas 75201-2656.

                             SELLING SHAREHOLDERS

    This Prospectus relates to the reoffer and resale of an aggregate of 952,131 shares of Common Stock acquired or to be acquired by Sam P. Douglass, Nolan Lehmann, Gary L. Forbes, Randall B. Hale, Patrick M. Cahill, Tracy H. Cohen, Gregory J. Flanagan, Robert L. Knauss, Gary R. Petersen, John W. Storms, Francis
D. Tuggle, and Edward E. Williams (each of whom may be considered to be an affiliate of the Company pursuant to Rule 405 of the Commission) upon the exercise of options granted to such persons pursuant to the Company's 1997 Stock Incentive Plan.

    As of November 5, 1997, such officers and directors of the Company have been granted options or acquired shares under the 1997 Stock Incentive Plan, as follows:

                                                             Options     Shares
   Name and Position                                         Granted    Acquired
   -----------------                                         -------    --------
Sam P. Douglass, Chairman
   of the Board and Chief Executive Officer ................ 260,168           0

Nolan Lehmann, President, Director,
   and Chief Operating Officer ............................. 233,254           0

Gary L. Forbes, Vice President ............................. 163,726           0

Randall B. Hale, Vice President ............................ 163,726           0

Patrick M. Cahill, Vice President and Treasurer ............  49,342           0

Tracy H. Cohen, Vice President and Secretary ...............  26,915           0

Gregory J. Flanagan, Director ..............................   5,000           0

Robert L. Knauss, Director .................................   5,000           0

Gary R. Petersen, Director .................................   5,000           0

John W. Storms, Director ...................................   5,000           0

Francis D. Tuggle, Director ................................   5,000           0

Edward E. Williams, Director ...............................   5,000           0

                             PLAN OF DISTRIBUTION

   Resales of the shares by the selling shareholders may be made on the American Stock Exchange, in the over-the-counter market or in private transactions. The shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The selling shareholders may sell some or all of the shares in transactions involving broker-dealers who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the selling shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the American Stock Exchange, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling shareholder or pledgees. Any such sales may be by block trade.

   In addition or alternatively, shares may be sold by the selling shareholders, and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the American Stock Exchange, and in connection therewith commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the American Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

   Upon the Company's being notified by a selling shareholder that a particular offer to sell the shares is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or any block trade has taken place, if required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(c) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including the number of shares involved, and any brokers, dealers, agents or member firm involved, any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the selling shareholder, that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus; and other facts material to the transaction.

   Shares may be sold directly by a selling shareholder or through agents designated by the selling shareholder from time to time. Any agent involved in the offer or sale of the shares in respect of which this Prospectus is delivered will be named, and any commissions payable by the selling shareholder to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

   The selling shareholders and any brokers, dealers, agents, member firm or others that participate with the selling shareholder in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

   The selling shareholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the selling shareholder. All of the foregoing may affect the marketability of the Common Stock.

   The Company will pay substantially all the expenses incident to this offering of the Common Stock by the selling shareholders to the public other than commissions and discounts of underwriters, dealers or agents.

   In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the

Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

   Certain legal matters in connection with the Shares have been passed upon for the Company by Snell & Smith, A Professional Corporation, Houston, Texas.

                                    EXPERTS

   The financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports incorporated by reference herein, in reliance upon their report with respect thereto and given on the authority of said firm as experts in accounting and auditing in giving said report.

No dealer, salesman, or any other                  952,131 Shares
person has been authorized to give any
information or to make any                      EQUUS II INCORPORATED
representations other than those
contained in this Prospectus and in                 COMMON STOCK
the documents incorporated herein by
reference in connection with the                     PROSPECTUS
offering contained herein, and, if
given or made, such information or                November __, 1997
representations must not be relied
upon as having been authorized by the
Company or the selling shareholders.
This Prospectus does not constitute an
offer to sell or a solicitation of an
offer to buy any of the securities
offered hereby in any jurisdiction to
any person to whom it is unlawful to
make such offer or solicitation.
Neither the delivery of this
Prospectus nor any sale hereunder
shall, under any circumstances, create
any implication that there has been no
change in the affairs of the Company
since the date hereof. See, however,
"Incorporation of Certain Information
by Reference."

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents are incorporated by reference in the registration statement:

    (a) The registrant's latest annual report on Form 10-K, or, if the financial statements therein are more current, the registrant's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to rule 424(b) or (c) of the Securities Exchange Commission under the Securities Act of 1933.

    (b) All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

    (c) The descriptions of the registrant's Common Stock which are contained in the registrant's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

    All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                                Not applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                                Not applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides as follows:

      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses

    (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f)The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

      (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i)For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

      (j)The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Article Eleventh of the Registrant's Certificate of Incorporation filed as
    Exhibit 1 provides as follows:

      ELEVENTH: A. Subject to any limitation imposed pursuant to the 1940 Act, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a dir-ector, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or pro ceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that (i) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for bad faith, negligence, willful misconduct or breach of fiduciary duty in the performance of his duty to the Corporation unless and only to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper, and (ii) no such person shall be entitled to indemnification in connection with any lawsuit in which the violation of any federal or state securities laws is alleged unless (a) if such person is successful in defending against such lawsuit, a court approves indemnification for the costs of such defense or (b) if the lawsuit is set tled, a court approves the settlement and finds that indemnification for the settlement costs and expenses related to the lawsuit should be made. The satisfaction of any indemnification hereunder shall be limited to Corporation assets. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      B. Subject to any limitation imposed by the 1940 Act, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for bad faith, negligence, willful misconduct or breach of fiduciary duty in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      C. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections A and B, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (includ ing attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      D. Any indemnification under subsection A and B (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer, director, employee or agent, is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A and
    B. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

      E. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in Section 145 of The General Corporation Law of Delaware provided that at least one of the following conditions precedent has occurred in the specific case: (1) the officer or director has provided security for his undertaking; (2) the Corporation is insured against losses arising by reason of any lawful advances; or (3) a majority of a quorum of the disinterested non-party directors of the Corporation or an independent legal counsel in a written opinion shall determine, based upon a review of readily available facts, that there is reason to believe that such officer or director ultimately will be found entitled to indemnification. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      F. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall be permitted to enter into contracts directly with its officers and directors providing the maximum indemnity and relief from liability permitted under Delaware law.

      G. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article; provided, however, that the Corporation may not purchase and maintain insurance that will protect or purport to protect any person against any liability for willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

      H. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

      I. No provision of this Certificate of Incorporation shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of his office.

      Sections 8 and 9 of the Management Agreement between the Registrant and Equus Capital Management Corporation provide as follows:

      8. LIABILITY OF THE MANAGEMENT COMPANY. The Management Company, its officers, directors, employees, agents and affiliates (collectively, "Affiliates") shall not be liable to the Fund, or any stockholder of the Fund, for any error of judgment or mistake of law or any loss or damage with respect to any investment of the Fund or arising from any act or omission of the Management Company or any of the Affiliates in the performance of its obligations hereunder, unless such loss or damage is the result of bad faith, negligence, misconduct or any breach of fiduciary duty, disregard of any duties or obligations owed to the Fund by the Management Company or such Affiliates by reason of this Agreement or any relation created hereby.

      9. INDEMNIFICATION OF THE MANAGEMENT COMPANY. The Fund shall indemnify and hold harmless, to the extent permitted by law, the Management Company and any of its affiliates, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action by or in the right of the Fund), by reason of any acts or omissions or alleged acts or omissions arising out of the activities of such person, if such activities were performed in good faith either on behalf of the Fund or in furtherance of the interest of the Fund, and in a manner reasonably believed by such person to be within the scope of the authority conferred by this Agreement or by law against losses, damages or expenses for which such person has not otherwise been reimbursed (including, but not limited to, accountants' and attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such conduct did not constitute bad faith, negligence, misconduct or any other breach of fiduciary duty with respect to such acts or omissions and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The satisfaction of any indemnification and any holding harmless hereunder shall be from and limited to Fund assets. Notwithstanding the foregoing, absent a court determination that the person seeking indemnification was not liable by reason of "disabling conduct" within the meaning of Section 17(h) of the Act, the decision by the Fund to indemnify such person shall be based upon the reasonable determination, after review of the facts, of the non-party Directors of the Fund, or of independent legal counsel in a written opinion that such person was not liable by reason of such disabling conduct.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, officers and controlling persons of the Fund, pursuant to the foregoing provisions or otherwise, the Fund has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Fund of expenses incurred or paid by a Director, officer or controlling person of the Fund in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Fund will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The registrant has entered into Indemnification Agreements with each of its directors and executive officers. Such Indemnification Agreements provide that such persons (the "Indemnitees") will be indemnified and held harmless from all expenses, including (without limitation) reasonable fees and expenses of counsel, and all liabilities, including (without limitation) the amount of any judgments, fines, penalties, excise taxes and amounts paid in settlement, actually incurred by an Indemnitee with respect to any threatened, pending or completed claim, action (including any action by or in the right of the registrant), suit or proceeding (whether formal or informal, or civil, criminal, administrative, legislative, arbitrative or investigative) in respect of which such Indemnitee is, was or at any time becomes, or is threatened to be made, a party, witness, subject or target, by reason of the fact that such Indemnitee is or was a director, officer, agent or fiduciary of the registrant or serving at the request of the registrant as a director, officer, employee, fiduciary or representative of another enterprise . Such Indemnification Agreements also provide that the registrant, if requested to do so by an Indemnitee, will advance to such Indemnitee, prior to final disposition of any proceeding, the expenses actually incurred by the Indemnitee subject to the obligation of the Indemnitee to refund if it is ultimately determined that such Indemnitee was not entitled to indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                                Not applicable.

ITEM 8.  EXHIBITS.


       4.1  Restated Certificate of Incorporation [Incorporated by reference to
            Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991].

       4.2 Amended and Restated Bylaws [Incorporated by reference to Exhibit 3(c) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995].

       4.3 Specimen Stock Certificate [Incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form 8-A, File No. 0-17034, Reference No. 88-15-2847].

       4.4  Equus II Incorporated 1997 Stock Incentive Plan.

       5.1  Opinion of Snell & Smith, A Professional Corporation.

      23.1  Consent of Snell & Smith, A Professional Corporation (Contained in
            Exhibit 5.1).

      23.2  Consent of Arthur Andersen LLP.

      24    Powers of Attorney (Included on Page II-10).

ITEM 9.  UNDERTAKINGS.

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, un enforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas on November __, 1997.

                                         EQUUS II INCORPORATED



                                         By: ___________________________________
                                                  Nolan Lehmann, President

                                POWER OF ATTORNEY

      We, the undersigned officers and director of Equus II Incorporated, hereby severally constitute Nolan Lehmann or Patrick M. Cahill, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any amendments to said Registration Statement, and generally to do all such things in our name and 1behalf in our capacities as officers and directors to enable Equus II Incorporated to comply with the provisions of the Securities Act of 1933 as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

      Witness our hands on the date set forth below.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities on October 30, 1997.

    SIGNATURE                                        TITLE

_______________________
Sam P. Douglass                           Chairman of the Board and Chief
                                          Executive Officer

_______________________
Nolan Lehmann                             President and director (Chief
                                          Financial and Accounting
                                          Officer)
_______________________
Gregory J. Flanagan                       Director

_______________________
Robert L. Knauss                          Director

_______________________
Gary R. Petersen                          Director

_______________________
John W. Storms                            Director

_______________________
Francis D. Tuggle                         Director

_______________________
Edward E. Williams                        Director

                                November 10, 1997

Equus II Incorporated
2929 Allen Parkway, Suite 2500
Houston, Texas 77019

Gentlemen:

      We have acted as counsel for Equus II Incorporated, a Delaware corporation (the "Fund"), in connection with the filing of the Registration Statement on Form S-8 with respect to the registration of 952,131 shares (the "Shares") of the Common Stock, $.001 par value (the "Common Stock"), of the Fund.

      We have made such inquiries and examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction, of the following:

      (a) the Amended and Restated Certificate of Incorporation of the Fund as filed with the Secretary of State of Delaware on March 4, 1992;

      (b)   the Amended and Restated By-laws of the Fund; and

      (c) the Registration Statement on Form S-8 of the Fund, including the related prospectus and other attachments, filed with the Securities and Exchange Commission to register the Shares under the Securities Act of 1933 (the "Registration Statement").

      We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation or prerequisites to the effectiveness thereof.

      Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

      (i) the Fund is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware;

      (ii) the authorized capital of the Fund consists of 10,000,000 shares of Common Stock, of which, as of September 30, 1997, 4,760,655 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, $.001 par value, of which, as of September 30, 1997, no shares are issued and outstanding; and

      (iii) the Shares registered under the Registration Statement are duly authorized, and if and when issued by the Fund, will be legally issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the Statements made regarding our Firm and to the use of our name under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                       Very truly yours,

                                       SNELL & SMITH, A Professional Corporation